Exhibit 10.3

Maximum Amount Mortgage Agreement

Ref: No.22906200700000124

Mortgagee (full name): Agriculture Bank of China, Siping Branch

Debtor (full name): the Company

Mortgagor (full name):

(1) the Company

(2) Siping City Ju Yuan Heat Exchange Equipment Co., Ltd

(3) Siping City Ju Yuan Han Yang Pressure Vessel Co., Ltd

Due to a series of credit and debt contracts (hereinafter referred to as the “Main Contract”) between Mortgagee and Debtor, in according with terms and the maximum amount stimulated in Article I , Mortgagors are willing to set up mortgage to secure the payment of the debt generating from Main Contract between Mortgagee and Debtor. The Parties entered into this Agreement through negotiation in accordance with laws and regulations:

Article I Main Guaranteed Credit and Maximum Amount

1. Mortgagors are willing to set up mortgage for payment of actual debt with the maximum amount RMB 2,400,000 Yuan arisen from various businesses conducted with Mortgagee by Debtor from 27th September 2007 to 26th September 2009. Foreign currency business is calculated in sale-price on the day the business conducted. The expiry day for business conducted in the aforesaid terms shall not exceed 26th, September 2010. The aforesaid business is Renminbi loans.

2. Debtor can apply to circularly use the bank credit within the agreed terms and the maximum amount under this Agreement. Commencing day, expiry day, interest rate and amount of every business is subject to loan certificate and related credit certificate of main contract.

3. Within the agreed terms and the maximum amount under this Agreement, it is not necessary for Mortgagee to enter into mortgage procedures every time to grant the agreed loan and provide other banks’ credit.

4. Mortgagor assume mortgage liability for original currency debt if generated from the business carried out within the agreed terms and the maximum amount under this Agreement, no matter whatever the currency is.

Article II Scope of Mortgage

The scope of mortgage contains: all debt principal, interest, default interest, compound interest, liquidated damages, litigation fees, attorney fees, disposal fee for mortgage and transfer fees and all expenses arisen from Mortgagee’s implement the right of credit, generating from main contract between Debtor and Mortgagee, Mortgagors are willing to assume guarantee liability for the exceeded part of the maximum amount due to the fluctuation of the exchange rate.

Article III Mortgage

1 Mortgagors agreed to create mortgage over the property Machinery equipment (refer to the mortgage list with reference: 200709264-200709266, which is a part of this Agreement).

2 The aforesaid mortgage’s provisional price is RMB 12,000,000 Yuan; the ultimate value is subject to net revenue from disposing of the mortgaged property actually to Mortgagee’s implement the right of credit.

Article IV Warranty of Mortgagor

1. Mortgagors have adequate and incontrovertible ownership and the right of disposition over the mortgaged property;

2. The mortgaged property can be legally circulated and transferred;

3. The mortgaged property is under no circumstances of seal-up, being detained or duplicate mortgaged;

4. Mortgagors do not conceal tax, project arrears under the mortgaged property and lease of the mortgaged property etc.

5. Mortgagors have got consent from joint-owners of the mortgaged property for mortgage matters under this Agreement;

6. The mortgaged property is under no circumstances of affecting Mortgagee to implement the right of mortgage;

Article V Effectiveness of Mortgage

The effect of mortgage covers up to accessory properties, accessory right, subrogation right, adduct attached properties, intermixture, processing materials and fructus civiles etc. of the mortgaged property.

Article VI Preservation of the Mortgaged Property

1.	The mortgaged property shall be kept by Mortgagors who have the liability of properly managing the property. Mortgagee has the right to supervise and check the managing circumstances of the property;

2.

Within the term of this Agreement, Mortgagors shall not donate, transfer, sale, lease, re-mortgage or dispose of the mortgaged properties by any other means without a written consent of Mortgagee. Price derived from the transference, lease sale of the mortgaged property by Mortgagors shall be paid off debt under main contract in advance or placed in escrow to the third Party agreed collectively by Mortgagors and Mortgagee if with a written consent of Mortgagee;

3.

Within the term of this Agreement, where the properties is damaged, lost or expropriated, Mortgagors shall promptly take measures to prevent further loss, and inform Mortgagee in written notice simultaneously. Premium, damages and compensation obtained by Mortgagors from the aforesaid incidents shall be paid back debt under main contract preferentially;

4.

During the mortgage period, where the valuation of the mortgaged property is reduced, Mortgagee has the right to require Mortgagors to recover the value of the mortgaged property or provide guarantee accepted by Mortgagee; If Mortgagors decline to recover or provide security, Mortgagee has the right to declare the debt under main contract expired in advance, either require Debtor to fulfill obligation or implement the right of mortgage in advance;

Article VII Insurance of Mortgaged Property

1.	At the request of Mortgagee, Mortgagors shall buy the property insurance for the mortgaged property and Mortgagee shall be the first beneficiary;

2.	Mortgagors shall hand in original insurance documents of the mortgaged property to Mortgagee to preserve;

3.

Within the term of this Agreement, Mortgagor shall not terminate or revoke the insurance. In that case, Mortgagee has the right to deal with insurance procedures on behalf of Mortgagor who will bear all fees, and deduct the aforesaid fees from Mortgagor’s any accounts directly;

4.	Where the property insured is damaged, premium shall be paid back debt and related fees under main contract preferentially.

Article VIII Mortgage Registration

Mortgagors shall apply mortgage registration with competent registration authority within five days after the date of execution this Agreement, and deliver the certificate of other rights of mortgaged property, original copies of registration documents and other right certificates to Mortgagee to preserve.

Article IX Implementation of Mortgage

1.

Mortgagee has the right to declare the debt under this Agreement expire in advance and implement mortgage pursuant to law if Debtor or Mortgagors breach obligations under main contract or this Agreement.

Mortgagee has the right to either convert the property into money or has priority to obtain payment with price arisen from auction or sale of the property if Mortgagee is not paid off by the expiry date of the debt under main contract; the remaining price is used for paid off undue guaranteed debt in advance or placed in escrow to the third Party agreed collectively by Mortgagors and Mortgagee. The aforesaid expiry contains the advance expiry declared by Mortgagee in accordance with laws, regulations or terms of the main contract.

2.	If there are two or more mortgagors, Mortgagee has the right to dispose of any or all Mortgagors’ mortgaged property when implementing mortgage.

Article X Responsibility of Breach of Agreement

1.

Mortgagee and Mortgagors shall fulfill the agreed obligation under this Agreement. Any party shall assume responsibility of breaching this Agreement and indemnify losses caused by such breach if any party fail to fulfill his obligation;

2.	Mortgagors shall compensate all expenses if causing losses to Mortgagee should any following activities occurs:

	(1)	hiding of the following facts concerning the mortgaged property: common right, the disputes, being sealed-up, being supervised, being detained, duplicate mortgaged or leased, tax or project arrears;

	(2)	disposing of the mortgaged property without consent of Mortgagee;

	(3)	other activities that affect Mortgagee to implement mortgage;

Article XI Cost Assume

Mortgagors shall bear fees of registration, evaluation, insurance, verification, notarization, and escrow for the mortgaged property under this Agreement.

Article XII Solution of Disputes

Any disputes arising from the performance of this Agreement shall be settled through negotiation and/or intermediation. Where disputes can not be settled through negotiation and/or intermediation, the Parties may file the case to the court where Mortgagee is registered. Other articles not related to disputes will be fulfilled within the term of litigation.

Article XIII Miscellaneous Items

Mortgagors shall actively know circumstances for Debtor’s operation and generation and performance of business under this Agreement. Main contracts, loan certificate and related credit certificate under this Agreement shall not be delivered to Mortgagors.

Article XIV Effectiveness of Agreement

This Agreement will be effective upon the signature or stamp affixed by all parties. If mortgage registration is required according to law, this Agreement shall take effect from the date of registration.

Article XV This Agreement is prepared in triplet with each Party and the registration office holding one copy of which. The copies have the same legal effectiveness.

Article XVI Reminder

Mortgagee has noticed Mortgagors to fully and accurately understand all articles under this Agreement and explained related articles upon the request of Debtor and Mortgagors. All parties have the same understanding to the meaning of this Agreement.

Execution: Mortgagee (company seal)

Legal Representative (or Authorized Representative): Yao Dedong

Debtor and Mortgagor (company seal)

Legal Representative (or Authorized Representative): Zhao Guohong

Mortgagor (company seal)

Legal Representative (or Authorized Representative): Zhao Guohong

Mortgagor (company seal)

Legal Representative (or Authorized Representative): Yang Ping

Date: 27 September 2007